Filed pursuant to Rule 424(b)(2)
Registration No. 333-122639
Subject to Completion
Preliminary Prospectus Supplement Dated March 25, 2005
PROSPECTUS SUPPLEMENT
(To prospectus dated March 25, 2005)
$350,000,000
Merrill Lynch & Co., Inc.
% Mandatorily Exchangeable Securities due October 15, 2007
Mandatorily Exchangeable for
Shares of Class A Common Stock of NUVEEN INVESTMENTS, INC.
The principal amount and issue price of each security is $                 .

•	We will pay % interest (equivalent to $ per year) on the $ principal amount of each security. Interest will be paid quarterly, on each January 15, April 15, July 15 and October 15, beginning July 15, 2005 and ending October 15, 2007.

•	The securities do not guarantee any return of principal at maturity. Instead, we will pay at maturity of the securities a number of shares of Nuveen Investments, Inc. Class A common stock and/or an amount of cash based on the closing price of Nuveen Class A common stock, as determined over a thirty trading day period prior to the maturity of the securities.

•	At maturity, you will receive shares of Nuveen Class A common stock and/or, at our option, cash in exchange for each security equal to the sum of the exchange amounts determined on thirty valuation dates commencing August 29, 2007, which we refer to as the total exchange amount.

•	The exchange amount per security for each valuation date will be determined as follows:

•	if the exchange price on the valuation date is greater than $ , which we refer to as the threshold appreciation price, the exchange amount will equal a number of shares of Nuveen Class A common stock equal to the product of .8333, which we refer to as the threshold participation factor, and the exchange ratio on that valuation date divided by 30, or, at our option, the cash value thereof;

•	if the exchange price on the valuation date is less than or equal to the threshold appreciation price, and is greater than $ , which we refer to as the initial price, the exchange amount will equal a number of shares of Nuveen Class A common stock with a value equal to the initial price divided by 30, or, at our option, cash equal to the initial price divided by 30; and

•	if the exchange price on the valuation date is $ or less, the exchange amount will equal a number of shares of Nuveen Class A common stock equal to the exchange ratio on that valuation date divided by 30 or, at our option, the cash value thereof.

•	As a result, you will receive at maturity a total of between one share and .8333 shares of Nuveen Class A common stock, subject to adjustment, for each $ principal amount of securities you own. We will have the right to deliver the cash equivalent of some or all of the shares of Nuveen Class A common stock that we would otherwise be required to deliver to you.

•	The initial exchange ratio equals 1.0, and is subject to adjustment for certain corporate events relating to Nuveen Investments, Inc. The exchange price on any valuation date equals the closing price of Nuveen Class A common stock times the exchange ratio.

•	Investing in the securities is not equivalent to investing in Nuveen Class A common stock. You will not have the right to exchange your securities for Nuveen Class A common stock prior to maturity.

•	Nuveen Investments, Inc. will have no obligation of any kind with respect to the securities.

•	The securities will not be listed on any securities exchange.

•	The CUSIP number for the securities is .
You should read the more detailed description of the securities in this prospectus supplement. In particular, you should review and understand the descriptions in “Summary of the Offering” and “Description of Securities.”
Investing in the securities involves risks that are described in the section entitled “Risk Factors” beginning on page S-7.

	Price to	Underwriting	Proceeds to
	Public(1)	Commissions(2)	Company(1)(2)

Per security	$	$	$
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2005, if settlement occurs after that date.

(2)	The underwriters are receiving their commissions from The St. Paul Travelers Companies, Inc. For additional information, see “Underwriting” in this prospectus supplement.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus of ML&Co. is truthful or complete. Any representation to the contrary is a criminal offense.
          The securities will be ready for delivery in book-entry form only through the facilities of DTC on or about                  , 2005.

Merrill Lynch & Co.	Morgan Stanley

The date of this prospectus supplement is                   , 2005

TABLE OF CONTENTS
Prospectus Supplement
Prospectus

SUMMARY OF THE OFFERING
          The following summary describes the securities we are offering to you in general terms only. The securities are a series of our debt securities described in our accompanying prospectus and referred to therein as Structured Yield Product Exchangeable for Stocksm, or STRYPESsm, and referred to herein as “securities.” You should read the summary together with the more detailed information that is contained in the rest of this prospectus supplement and in our accompanying prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this prospectus supplement.
          The securities offered are debt securities of ML&Co. The return on the securities at maturity will be based on the performance of the Class A common stock of Nuveen Investments, Inc., which we refer to as Nuveen Stock. We have included in this prospectus supplement certain limited information about Nuveen Investments, Inc., which we refer to as Nuveen, and we have attached to our prospectus a prospectus that more fully describes Nuveen and the shares of Nuveen Stock that you may receive at maturity, which we refer to as the Nuveen prospectus. Information relating to Nuveen set forth herein was derived solely from information contained in the Nuveen prospectus, which was prepared by and is the sole responsibility of Nuveen. We assume no responsibility for the information contained in or omitted from the Nuveen prospectus. The Nuveen prospectus does not constitute a part of this prospectus and is not incorporated by reference herein.
          References in this prospectus supplement to “ML&Co”., “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Issuer	ML&Co.

Securities Offered	% Mandatorily Exchangeable Securities due October 15, 2007.

Offering Price	$ per security, plus accrued interest, if any, from , 2005.

Maturity Date	October 15, 2007. The maturity date may be extended under certain circumstances but will occur no later than November 15, 2007.

Ranking	The securities will be our senior unsecured debt obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness.

Interest Rate	% per annum on the principal amount of $ per security.

Interest Payment Dates	January 15, April 15, July 15 and October 15, beginning July 15, 2005 and ending on the maturity date.

No Guaranteed Return of Principal	Unlike ordinary debt securities, the securities do not guarantee any return of principal at maturity. Instead we will pay an amount of Nuveen Stock and/or cash, which we refer to as the total exchange amount, as determined over a period of thirty valuation dates commencing August 29, 2007, the value of which may be more or less than the principal amount of the securities. Investing in the securities is not equivalent to investing in Nuveen Stock. If the closing price of Nuveen Stock on one or more of the valuation dates has declined below $ , you may receive a number of shares of Nuveen Stock and/or cash worth less than the principal amount of the securities and may lose up to the entire amount of your investment.

sm	Service Mark of Merrill Lynch & Co., Inc.

Exchange at Maturity	If the maturity of the securities has not accelerated, we will deliver to you on the maturity date for each $ principal amount of securities you hold, the total exchange amount. The total exchange amount is an aggregate amount of Nuveen Stock and/or cash equal to the sum of the exchange amounts as determined on each of thirty valuation dates. The valuation dates are the thirty consecutive trading days commencing August 29, 2007. If, however, any scheduled valuation date is not a trading day or if a market disruption event occurs on any scheduled valuation date, that date will not be used as a valuation date and the valuation dates will be the first thirty trading days on or after August 29, 2007 during which no market disruption event occurs.

If, due to a market disruption event or otherwise, any valuation date occurs after October 10, 2007, the maturity date will be postponed until the third business day following the final valuation date as postponed. If the final valuation date has not occurred by November 12, 2007, all remaining valuation dates will be deemed to occur on November 12, 2007, and the closing price for each of the remaining valuation dates will be the closing price on November 12, 2007, or if there is a market disruption event that day the market value per share of Nuveen Stock as determined by the calculation agent. See the section of this prospectus supplement called “Description of Securities — General.”

Exchange Amount	The exchange amount for each valuation date will equal either a number of shares of Nuveen Stock or, at our option, an amount of cash determined as follows:

• if the exchange price on the valuation date is greater than $ , which we refer to as the threshold appreciation price, or approximately 120% of the initial price, the exchange amount will equal a number of shares of Nuveen Stock equal to the product of .8333, which we refer to as the threshold participation factor, and the exchange ratio on that valuation date divided by 30, or, at our option, the cash value thereof. The threshold participation factor allows you to participate in 83.33% of any appreciation of Nuveen Stock above the threshold appreciation price;

• if the exchange price on the valuation date is less than or equal to the threshold appreciation price and is greater than $ , which we refer to as the initial price, the exchange amount will equal a number of shares of Nuveen Stock with a value equal to the initial price divided by 30, or, at our option, cash equal to the initial price divided by 30; and

• if the exchange price on the valuation date is $ or less, the exchange amount will equal a number of shares of Nuveen Stock equal to the exchange ratio on that valuation date divided by 30, or, at our option, the cash value thereof.

Holders may receive at maturity an amount of cash, Nuveen Stock or a combination thereof.

Exchange Price	The exchange price on any valuation date equals the product of the closing price of Nuveen Stock and the exchange ratio, each as of that valuation date.

Exchange Ratio	The initial exchange ratio is one share of Nuveen Stock per security, subject to adjustment for certain corporate events relating to Nuveen Stock and Nuveen.

Certain Adjustment Events	The exchange ratio, initially set at 1.0, will be adjusted, or you will receive securities or other property instead of or in addition to Nuveen Stock, if Nuveen splits its stock, pays a dividend, issues warrants or distributes certain types of assets or if certain other events occur that are described in detail later in this prospectus supplement (including adjustments for changes in the regular quarterly cash dividends on Nuveen Stock). See “Description of Securities — Antidilution Adjustments.”

No Early Redemption	We will not have the option to exchange the principal amount of the securities for Nuveen Stock and/or cash or to otherwise repay the principal of the securities prior to the maturity date.

No Early Repurchase or Early Exchange Rights	You will not have the option to cause us to repurchase the securities or to exchange the securities for Nuveen Stock and/or cash prior to the maturity date.

The Maturity Date of the Securities may be Accelerated	The maturity date of the securities will be accelerated upon the occurrence of either of the following two events:

• a reorganization event acceleration, which will occur if Nuveen is subject to a reorganization event in which holders of Nuveen Stock receive 100% cash consideration; or

• an event of default acceleration, which will occur if there is an event of default with respect to the securities.

For a description of the amount payable upon either of these acceleration events, see the sections of this prospectus supplement called “Description of Securities — Antidilution Adjustments” and “— Acceleration Upon an Event of Default.”

Tax Consequences	There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the securities or of securities with terms substantially the same as the securities. Accordingly, the United States federal income tax consequences of an investment in the securities are complex and uncertain. Pursuant to the terms of the securities, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize each security for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a forward contract to acquire a variable number of shares of Nuveen Stock (subject to ML&Co.’s right to elect cash settlement). Under this characterization of the securities, for United States federal income tax purposes, you will generally include payments of interest made on the securities in income in accordance with your regular method of tax accounting. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization of the securities, the timing and character of income, gain or loss recognized with respect to the securities and your basis in any shares of Nuveen Stock received by you might significantly differ from that which is described in this prospectus supplement. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. You should review the discussion under the section entitled “United States Federal Income Taxation” in this prospectus supplement.

You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DTC Eligibility	The securities will be issued in book-entry form and will be represented by global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (DTC) in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Use of Proceeds	We intend to use the proceeds of the securities, in significant part, to hedge our obligations with respect to the securities through one or more of our subsidiaries, including by entering into a forward sale agreement with The St. Paul Travelers Companies, Inc., which we refer to as “St. Paul Travelers,” on 6,907,894 shares of Nuveen Stock. See “— Concurrent Offerings” below and “Use of Proceeds and Hedging.”

No Affiliation with Nuveen or St. Paul Travelers	Neither Nuveen nor St. Paul Travelers is an affiliate of ours. The obligations represented by the securities are obligations of ML&Co. and not of Nuveen or St. Paul Travelers. Neither Nuveen nor St. Paul Travelers will receive any of the proceeds from the sale of the securities.

Listing	The securities will not be listed on any securities exchange.

Where You Can Find More Information on the Securities	For a detailed description of the terms of the securities, including the specific mechanics and timing of the exchange ratio adjustment, you should read the “Description of Securities” section in this prospectus supplement. You should also read about some of the risks involved in investing in securities in the section called “Risk Factors” in this prospectus supplement. The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

Concurrent Offerings
          Concurrently with this offering, St. Paul Travelers is offering to the public 39,594,534 shares of Nuveen Stock, representing approximately      % of the outstanding shares of Nuveen Stock, which we refer to as the secondary offering. In addition, we understand that Morgan Stanley expects to issue and sell, in a registered offering, $350,000,000 of its      % Mandatorily Exchangeable Securities due October 15, 2008 that will be mandatorily exchangeable for between 7,675,438 and 9,210,526 shares of Nuveen Stock based on the closing price of Nuveen Stock over a thirty-day trading day period prior to the maturity of such mandatorily exchangeable debt securities.
          In order to hedge, in part, our anticipated exposure in connection with the securities, a subsidiary of ours expects to enter into a forward sale agreement with St. Paul Travelers pursuant to which St. Paul Travelers will deliver, subject to St. Paul Travelers’ right to cash settle such forward sale agreement, 6,585,526 shares of Nuveen Stock. See “Use of Proceeds and Hedging” in this prospectus supplement. We understand that an affiliate of Morgan Stanley expects to enter into a similar forward sale agreement with St. Paul Travelers with respect to 6,907,894 shares of Nuveen Stock.
          Also concurrently with this offering, Nuveen intends to purchase directly from St. Paul Travelers $600 million of shares of Nuveen Class B common stock at a price per share equal to the net proceeds per share that St. Paul Travelers will receive from the underwriters in the secondary offering mentioned above. Nuveen will purchase $200 million of such shares on the closing date of this offering and will enter into a stock repurchase forward agreement with St. Paul Travelers under which Nuveen will repurchase directly from St. Paul Travelers $400 million of such shares.
Nuveen
          Nuveen’s principal businesses are asset management and related research as well as the development, marketing and distribution of investment products and services for the affluent, high-net-worth and institutional market segments. A prospectus that describes Nuveen and the Nuveen Stock is attached to this prospectus supplement. Nuveen will not receive any of the proceeds from the sale of the securities and will not have any obligation under the securities. We did not prepare, and are not responsible for, the information contained in or omitted from the Nuveen prospectus. The Nuveen prospectus is not a part of this prospectus supplement and is not incorporated by reference into this prospectus supplement.
          We and/or our affiliates may presently or from time to time engage in business with Nuveen, including extending loans to, or making equity investments in, Nuveen or providing advisory services to Nuveen, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Nuveen, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Nuveen and the reports may or may not recommend that investors buy, hold or sell Nuveen Stock. As a prospective purchaser of a security, you should undertake such independent investigation of Nuveen as in your judgment is appropriate to make an informed decision with respect to an investment in Nuveen Stock.

Price Range of Nuveen Stock
          Nuveen Stock is listed on the New York Stock Exchange under the symbol “JNC.” The following table sets forth the high and low prices as reported by the New York Stock Exchange.

	High(1)	Low(1)	Dividends(1)(2)

2002
First quarter	$27.80	$24.95	$0.12
Second quarter	31.05	25.70	0.12
Third quarter	26.25	20.12	0.13
Fourth quarter	27.67	20.80	0.13
2003
First quarter	26.84	19.89	0.13
Second quarter	28.16	22.10	0.15
Third quarter	30.55	25.65	0.15
Fourth quarter	29.03	25.07	0.15
2004
First quarter	29.92	26.16	0.15
Second quarter	28.27	23.88	0.18
Third quarter	30.65	24.52	0.18
Fourth quarter	39.50	29.55	0.18
2005
First quarter (through March 24, 2005)	42.52	36.70		(3)

(1)	Price per share and dividend data have been adjusted to account for the 2-for-1 common stock dividend paid to shareholders of record on June 3, 2002.

(2)	Represents dividends per share declared with respect to the previous quarter and paid with respect to the stated quarter.

(3)	Cash dividends have neither been declared nor paid.

RISK FACTORS
          The securities are not secured debt and are riskier than ordinary unsecured debt securities. Because the return to investors is based on the performance of Nuveen Stock, there is no guaranteed return of principal and you may lose up to your entire investment. This section describes the most significant risks relating to the securities. You should carefully consider, in addition to the other information set forth or incorporated by reference in this prospectus, the following information and the information set forth or incorporated by reference in the Nuveen prospectus, including, without limitation, information under “Risk Factors.” Prospective holders are further advised that the contents of the Nuveen prospectus, and any documents incorporated by reference therein, are not incorporated by reference herein or in any way made a part of this prospectus. You should also carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.
The securities are not ordinary senior securities; you will bear the full risk of a decline in the value of Nuveen Stock.
          The securities combine features of equity and debt. The terms of the securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity. Our payout to you at maturity will be a number of shares of Nuveen Stock and/or, at our option, an amount of cash, based on the closing price of Nuveen Stock on each of the thirty valuation dates, which are scheduled to be the thirty consecutive trading days commencing August 29, 2007, unless the maturity of the securities has been accelerated. If the closing price of Nuveen Stock on one or more of the valuation dates is less than the issue price of the securities, we may pay you an amount of Nuveen Stock and/or cash with a value that is less than the principal amount of the securities and may be zero.
          If the price of Nuveen Stock is lower on the maturity date than it was on the applicable valuation date, the value of any Nuveen Stock you receive on the maturity date will be less than it would have been had you received it on the applicable valuation date.
Your appreciation potential is less than with direct ownership of Nuveen Stock.
          The market value of the Nuveen Stock (or the partial or total cash equivalent of such Nuveen Stock) that you will receive at maturity represented by the total exchange amount will exceed the issue price of the securities only if the closing price per share of Nuveen Stock on a sufficient number of valuation dates exceeds $          , which we refer to as the “threshold appreciation price.” The threshold appreciation price represents an appreciation of 20% over $          . Therefore, an investment in the securities affords less opportunity for equity appreciation than with a direct investment in Nuveen Stock. If the closing price per share of Nuveen Stock on any valuation date exceeds $          , which we refer to as the “initial price,” but does not exceed the threshold appreciation price, you will realize no equity appreciation of the Nuveen Stock in the exchange amount for any such valuation date. Furthermore, if the closing price per share of Nuveen Stock on any valuation date exceeds the threshold appreciation price, you will realize only 83.33% of the increase in the value of the Nuveen Stock over the initial price with respect to the exchange amount determined on such valuation date.
The securities will not be listed.
          The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. MLPF&S currently intends to act as a market maker for the securities but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MLPF&S is willing to transact. If at any time MLPF&S were to cease acting as a market maker, it is likely that there would be little or no secondary market for the securities.

Market price of the securities will be influenced by many unpredictable factors.
          Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MLPF&S may be willing to purchase or sell the securities in the secondary market. We expect that generally the closing price of Nuveen Stock on any day will affect the value of the securities more than any other single factor. However, because an investor in the securities receives a payout based on the exchange amounts as calculated on each of the valuation dates, the securities may trade differently from Nuveen Stock. Other factors that may influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in price) of Nuveen Stock;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect Nuveen and the closing price of Nuveen Stock;

•	interest and yield rates in the capital markets;

•	the dividend rate on Nuveen Stock;

•	the time remaining to the maturity of the securities;

•	our creditworthiness; and

•	the occurrence of certain events affecting Nuveen that may or may not require an adjustment to the exchange ratio.
          Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the principal amount if the closing price of Nuveen Stock is at, below, or not sufficiently above the issue price of the securities.
          You cannot predict the future performance of Nuveen Stock based on its historical performance. The price of Nuveen Stock may decrease so that you will receive at maturity an amount of Nuveen Stock worth less than the principal amount of the securities. In addition, there can be no assurance that the price of Nuveen Stock will increase above the threshold appreciation price so that you will receive at maturity an amount of Nuveen Stock worth more than the principal amount of the securities. See the Nuveen prospectus for more information regarding Nuveen Stock.
The concurrent offerings will likely affect the value of the securities.
          Concurrently with this offering, St. Paul Travelers is offering to the public 39,594,534 shares of Nuveen Stock, representing approximately      % of the outstanding shares of Nuveen Stock, which will significantly increase the amount of Nuveen Stock available for public trading. In addition, we understand that Morgan Stanley expects to issue and sell, in a registered offering, an aggregate of $350,000,000 of its      % Mandatorily Exchangeable Securities due October 15, 2008 that will be mandatorily exchangeable for between 7,675,438 and 9,210,526 shares of Nuveen Stock based on the closing price of Nuveen Stock over a thirty trading day period prior to the maturity of such mandatorily exchangeable debt securities. These concurrent offerings will likely affect the price of Nuveen Stock and, accordingly, the value of the securities.
ML&Co. is not affiliated with St. Paul Travelers and St. Paul Travelers has no obligation with respect to the securities.
          We have no affiliation with St. Paul Travelers, and St. Paul Travelers has no obligations with respect to the securities or amounts to be paid to holders of the securities, including any obligation to take our needs or the needs of holders of the securities into consideration for any purpose. St. Paul Travelers is not responsible for the determination or calculation of the amount receivable by holders of the securities at maturity. The forward sale agreement between us and St. Paul Travelers is a commercial transaction and does not create any rights in, or for the benefit of, any third party, including any holder of the securities. See the section of this prospectus supplement called “Use of Proceeds and Hedging.”
          In the event St. Paul Travelers does not perform under the forward sale agreement, we will be required to otherwise acquire shares of Nuveen Stock for delivery to the holders of the securities, unless we elect to exercise our option to deliver cash with an equal value.
ML&Co. is not affiliated with Nuveen and Nuveen has no obligations with respect to the securities.
          Nuveen is not an affiliate of ours. Consequently, we have no ability to control the actions of Nuveen, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Nuveen has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. In addition, Nuveen has no obligations with respect to the securities or amounts to be paid to holders of the securities. None of the money you pay for the securities will go to Nuveen.
ML&Co. may engage in business with or involving Nuveen without regard to your interests.
          We or our affiliates may presently or from time to time engage in business with Nuveen without regard to your interests, including extending loans to, or making equity investments in, Nuveen or providing advisory services to Nuveen, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Nuveen. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Nuveen. These research reports may or may not recommend that investors buy or hold Nuveen Stock.
You have no shareholder rights.
          Investing in the securities is not equivalent to investing in Nuveen Stock. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Nuveen Stock. In addition, you do not have the right to exchange your securities for Nuveen Stock prior to maturity.
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect the value of Nuveen Stock.
          MLPF&S, as calculation agent, will adjust the amount payable at maturity for certain events affecting the value of Nuveen Stock, such as stock splits and stock dividends, and certain other corporate actions involving Nuveen, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the value of Nuveen Stock. For example, the calculation agent is not required to make any adjustments if Nuveen or anyone else makes a partial tender or partial exchange offer for Nuveen Stock or for offerings of Nuveen Stock for cash or in connection with acquisitions or for sales of Nuveen Stock by St. Paul Travelers. If an event occurs that does not require the calculation agent to adjust the amount of Nuveen Stock payable at maturity, the closing price of the securities may be materially and adversely affected.
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.
          The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.
          As calculation agent, MLPF&S will calculate the payout to you at maturity of the securities and will determine what adjustments should be made to the exchange ratio to reflect certain corporate and other events. Determinations made by MLPF&S, in its capacity as calculation agent, including adjustments to the exchange ratio, may affect the amount payable to you at maturity. See the sections of this prospectus supplement called “Description of Securities — Exchange at Maturity” and “— Antidilution Adjustments.”
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities.
          MLPF&S and other affiliates of ours will carry out hedging activities related to the securities including trading in Nuveen Stock as well as in other instruments related to Nuveen Stock. MLPF&S and some of our other subsidiaries also trade Nuveen Stock and other financial instruments related to Nuveen Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities during the term of the securities could potentially affect the price of Nuveen Stock on the valuation dates and, accordingly, the value of the exchange amounts you will receive at maturity.
Because the characterization of the securities for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the securities are uncertain.
          You should also consider the U.S. federal income tax consequences of investing in the securities. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the securities or of securities with terms substantially the same as the securities. Accordingly, the United States federal income tax consequences of an investment in the securities are complex and uncertain. Pursuant to the terms of the securities, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize each security for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a forward contract to acquire a variable number of shares of Nuveen Stock (subject to ML&Co.’s right to elect cash settlement). Under this characterization of the securities, for United States federal income tax purposes, you will generally include payments of interest made on the securities in income in accordance with your regular method of tax accounting. If the IRS were successful in asserting an alternative characterization of the securities, the timing and character of income, gain or loss recognized with respect to the securities and your basis in any shares of Nuveen Stock received by you might significantly differ from that which is described in this prospectus supplement. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. You should review the discussion under the section entitled “United States Federal Income Taxation” in this prospectus supplement.
          You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

USE OF PROCEEDS AND HEDGING
          The proceeds we receive from the sale of the securities will be used, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries and for general corporate purposes. See also “Use of Proceeds” in our accompanying prospectus.
          On the day we price the securities for initial sale to the public, we, through our subsidiaries, expect to hedge our anticipated exposure in connection with the securities by entering into a forward sale agreement with St. Paul Travelers pursuant to which St. Paul Travelers will agree to deliver, subject to St. Paul Travelers’ right to cash settle such forward sale agreement, an aggregate of 6,585,526 shares of Nuveen Stock. On the closing date of this offering, a subsidiary of ours will pay St. Paul Travelers a price, calculated at a discount, reflecting costs associated with the issuance of the securities for each share of Nuveen Stock underlying the forward contract. MLPF&S and Morgan Stanley & Co. Incorporated, as underwriters, will receive commissions from St. Paul Travelers. See also “Underwriters” in this prospectus supplement.
          We have no affiliation with St. Paul Travelers, and St. Paul Travelers has no obligations with respect to the securities or amounts to be paid to holders of the securities, including any obligation to take our needs or the needs of holders of the securities into consideration for any purpose. In the event St. Paul Travelers does not perform under the forward sale agreement, we will be required to otherwise acquire shares of Nuveen Stock for delivery to the holders of the securities, unless we elect to exercise our option to deliver cash with an equal value.
          In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing, selling and short selling in the public market Nuveen Stock, options contracts on Nuveen Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. Our subsidiaries may borrow shares of Nuveen Stock from stock lenders in connection with such short sales. We cannot give any assurance that our hedging activities will not affect the price of Nuveen Stock and, therefore, adversely affect the value of the securities or the payment you will receive at maturity or upon any acceleration of the securities.

DESCRIPTION OF SECURITIES
          The following description of the particular terms of the      % Mandatorily Exchangeable Securities due October 15, 2007, which we refer to as the securities, offered hereby supplements and, to the extent inconsistent with, replaces the descriptions of the general terms and provisions of the debt securities set forth in our prospectus, to which description reference is hereby made. The securities are a series of our debt securities described in our accompanying prospectus and are referred to therein as “STRYPES.” The following summary of the securities is qualified in its entirety by reference to the indenture referred to in our prospectus.
General
          The securities will initially be limited to $350,000,000 in aggregate principal amount and will mature on October 15, 2007, subject to acceleration as described below under “— Antidilution Adjustments” and “— Acceleration Upon an Event of Default,” and subject to extension in the event of a market disruption event (as defined below) or the unscheduled occurrence of a non-trading day on or after August 29, 2007 as described below under “— Exchange at Maturity.” The securities will be sold at $   per security, which we refer to as the “issue price.” If, due to a market disruption event or otherwise, any valuation date occurs after October 10, 2007, the maturity date will be the third business day following the final valuation date as postponed; provided that the maturity date shall be no later than November 15, 2007. We may not redeem the securities prior to the maturity date, and you will not have the option to cause us to repurchase the securities or to exchange the securities for Nuveen Stock and/or cash prior to the maturity date.
          The securities will constitute senior unsecured debt and will rank on parity with all other senior unsecured indebtedness of ML&Co. and with all other unsecured and unsubordinated indebtedness of ML&Co., subject to certain statutory exceptions in the event of liquidation upon insolvency. The securities will be issued in fully registered form only, in denominations of $                    and integral multiples thereof. Principal of and interest on the securities will be payable, and the transfer of securities will be registrable, through the depositary as described below.
          As used herein “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York. “Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (“NYSE”), the American Stock Exchange LLC (“AMEX”), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.
          The trustee for the securities is JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), which we refer to as the Trustee.
          References to payment “per security” refer to each $                    principal amount of securities.
Interest on the Securities
          The securities will bear interest from                           , 2005, the issue date, to but excluding the scheduled maturity date at a rate of   % per annum (equivalent to $   per annum per security). We will pay interest on the securities each January 15, April 15, July 15 and October 15, commencing July 15, 2005 to and including the maturity date, which we refer to as the “interest payment dates.” If the scheduled maturity date is postponed because a valuation date occurs after October 10, 2007 or otherwise, we will pay interest on the maturity date as postponed rather than on the scheduled maturity date, but no interest will accrue on the securities or on such payment during the period from or after the scheduled maturity date. If any scheduled interest payment date (other than the maturity date) is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. The “record date” for each interest payment date, other than the interest payment date that coincides with the maturity date, will be the date 15 calendar days prior to such scheduled interest payment date, whether or not that date is a business day. Interest payable on the maturity date will be payable to holders presenting the securities for mandatory exchange at maturity.
          Interest will be computed on the basis of a 360-day year of twelve 30-day months and will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below. Interest payments will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or scheduled maturity date.
Exchange at Maturity
          At maturity, we will, or will cause the trustee to, deliver the aggregate amount of Nuveen Stock and/or cash per security equal to the sum of the exchange amounts as determined on each of the thirty valuation dates, which we refer to as the “total exchange amount.” The exchange amount for each valuation date is determined as described below. Unless the maturity of the securities has been accelerated, upon delivery of the securities to the trustee, we will apply the $  principal amount of each security as payment for and will, or will cause the trustee to, deliver the total exchange amount on the maturity date, together with accrued and unpaid interest.
          The “valuation dates” will be the first thirty trading days on which no market disruption event shall have occurred beginning August 29, 2007; provided that the last valuation date shall be no later than November 12, 2007.
Exchange Amount
          The exchange amount as determined on each valuation date and to be delivered to the trustee for the benefit of the holders of the securities on each settlement date will be calculated as follows:

•	if the applicable exchange price is greater than $ (the “Threshold Appreciation Price”), the exchange amount will equal a number of shares of Nuveen Stock equal to the product of .8333 (the “Threshold Participation Factor”) and the exchange ratio divided by 30 or, at our option, the cash value thereof;

•	if the applicable exchange price is less than or equal to the Threshold Appreciation Price but is greater than the initial price, the exchange amount will equal a number of shares of Nuveen Stock with a value equal to the initial price divided by 30 or, at our option, cash equal to the initial price divided by 30; and

•	if the applicable exchange price is $ or less, the exchange amount will equal a number of shares of Nuveen Stock equal to the exchange ratio divided by 30 or, at our option, the cash value thereof.
          The exchange ratio is initially set at 1.0 and is subject to adjustment upon the occurrence of certain corporate events relating to Nuveen. See “— Antidilution Adjustments” below.
          The “initial price” is the original issue price, or $  . The “exchange price” on any valuation date means the product of (i) the closing price of one share of Nuveen Stock and (ii) the exchange ratio, each as determined on such valuation date.

          The “closing price” for one share of Nuveen Stock (or one unit of any other security for which a closing price must be determined) on any trading day (as defined below) means:

•	if Nuveen Stock (or any such other security) is listed or admitted to trading on a national securities exchange that is the primary market for Nuveen Stock, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which Nuveen Stock (or any such other security) is listed or admitted to trading,

•	if Nuveen Stock (or any such other security) is a security that is primarily traded on the Nasdaq National Market (and provided that the Nasdaq National Market is not then a national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

•	if Nuveen Stock (or any such other security) is neither listed or admitted to trading on any national securities exchange nor a security that is primarily traded on the Nasdaq National Market but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.
          If Nuveen Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of Nuveen Stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a market disruption event or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for Nuveen Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for Nuveen Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MLPF&S or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “security of the Nasdaq National Market” will include a security included in any successor to such system, and the term “OTC Bulletin Board Service” will include any successor service thereto.
          If the security is an American Depositary Receipt (an “ADR”), the closing price for such security means the closing price as set forth above (i) divided by the number of shares represented by such ADR on such date of determination, or if the shares represented by such ADR are not outstanding or traded, the closing price per share (or, if no closing price per share is reported, the last reported per share sale price) of such shares on the principal securities exchange on which such shares are listed on such date, or, if such shares are not listed for trading on a securities exchange on such date, the per share market value of such shares on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent and (ii) multiplied by the U.S. dollar noon buying rate in New York City for cable transfers of the relevant currency for U.S. dollars as certified by the Federal Reserve Bank of New York on such date.
Settlement
          We shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary, on or prior to the fifth business day immediately prior to the first valuation date, of our elections with respect to each of the thirty valuation dates as to whether we will deliver shares of Nuveen Stock and/or cash to the trustee for the benefit of holders of the securities in respect of such valuation date, which election we can change by providing written notice to the trustee at least three business days prior to the valuation date for which such change is to take effect, (ii) provide written notice to the trustee and to the depositary, on the business day following each valuation date, of the exchange amount for such valuation date, and (iii) deliver such shares of Nuveen Stock (and cash in respect of interest and any fractional shares of Nuveen Stock) or cash, as the case may be, to the trustee on or before the maturity date. We expect such shares and cash will be distributed to investors on the maturity date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “— Book-Entry, Delivery and Form” below.
          We will have the option to deliver the Nuveen Stock and/or cash constituting the exchange amount determined on one or more valuation dates to the trustee for the benefit of the holders of the securities prior to the maturity date. Our delivery of such Nuveen Stock and/or cash to the trustee will be irrevocable and will satisfy our obligation to deliver those shares of Nuveen Stock and/or cash on the maturity date. We refer to any day on which we make such a delivery of Nuveen Stock and/or cash as a “settlement date.” After the delivery of the exchange amount on any settlement date, we will have no ownership interest in the Nuveen Stock or cash we have delivered. The trustee will hold such Nuveen Stock and/or cash for the benefit of the holders of the securities and will distribute them to the holders of the securities on the maturity date, unless required by law or regulation to deliver such shares or cash prior to the maturity date.
          In addition, we may elect to make an irrevocable delivery of Nuveen Stock to the trustee prior to any valuation date, in an amount no greater than .8333 shares per security, for the benefit of the holders of the securities. To the extent of any such delivery, our obligation to deliver Nuveen Stock with respect to one or more valuation dates will be reduced accordingly.
          If, while the trustee is holding Nuveen Stock for the benefit of the holders of the securities, the trustee receives any solicitation for any vote or other action to be taken with respect to Nuveen Stock, the trustee shall abstain from voting or taking such action.
          If the maturity of the securities is accelerated because of an event of default acceleration (as defined under “— Acceleration Upon an Event of Default” below), we shall provide such notice as promptly as possible and in no event later than two business days after the date of acceleration.
          If, due to a market disruption event or otherwise, the final valuation date has not occurred by November 12, 2007, all remaining valuation dates will be deemed to occur on November 12, 2007, and the closing price for each of the remaining valuation dates will be the closing price on November 12, 2007, or if there is a market disruption event that day the market value per share of Nuveen Stock as determined by the calculation agent.
No Fractional Shares
          On the maturity date, we will deliver the aggregate number of shares of Nuveen Stock and/or cash due with respect to all of such securities, as described above, but, if we deliver shares, we will pay cash in lieu of delivering any fractional share of Nuveen Stock in an amount equal to the corresponding fractional closing price of such fraction of a share of Nuveen Stock as determined by the calculation agent as of the applicable valuation date.
Calculation Agent
          The calculation agent for the securities is MLPF&S, which we refer to as the “calculation agent.” All determinations made by the calculation agent, will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.
          All calculations with respect to the exchange ratio for the securities will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to ..87655), and all dollar amounts paid to you in the aggregate related to interest payments or payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent rounded upward.

          Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the calculation agent must make in making adjustments to the exchange ratio or other antidilution adjustments or determining any closing price or whether a market disruption event has occurred or calculating the amount payable to you in the event of any acceleration. See “— Antidilution Adjustments,” “— Market Disruption Event” and “— Acceleration Upon an Event of Default” below. MLPF&S is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.
Antidilution Adjustments
          The exchange ratio will be adjusted by the calculation agent upon the occurrence of the events described below, as follows:

1. Stock splits. If Nuveen Stock is subject to a stock split or reverse stock split, then once such split has become effective, the exchange ratio will be adjusted to equal the product of the prior exchange ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Nuveen Stock.

2. Stock dividends. If Nuveen Stock is subject

(i) to a stock dividend (issuance of additional shares of Nuveen Stock) that is given ratably to all holders of shares of Nuveen Stock, or

(ii) to a distribution of Nuveen Stock as a result of the triggering of any provision of the corporate charter of Nuveen,

then at the close of business on the record date for such dividend, the exchange ratio will be adjusted so that the new exchange ratio shall equal the prior exchange ratio plus the product of (i) the number of shares to be issued with respect to one share of Nuveen Stock and (ii) the prior exchange ratio.

3. Rights or Warrants. If Nuveen issues rights or warrants to all holders of Nuveen Stock to subscribe for or purchase Nuveen Stock at an exercise price per share less than the closing price of Nuveen Stock on both

(i) the date the exercise price of such rights or warrants is determined, and

(ii) the expiration date of such rights or warrants,

and if the expiration date of such rights or warrants precedes the maturity of the securities,

then the exchange ratio will be adjusted to equal the product of the prior exchange ratio and a fraction:

The numerator of this fraction will be:

the number of shares of Nuveen Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Nuveen Stock offered for subscription or purchase pursuant to such rights or warrants.

The denominator of this fraction will be:

the number of shares of Nuveen Stock outstanding immediately prior to the issuance of such rights or warrants plus a number of additional shares of Nuveen Stock equal to:

(i) the total number of shares offered for subscription or purchase pursuant to such right or warrants multiplied by the exercise price of such rights or warrants,

divided by

(ii) the closing price of Nuveen Stock on the expiration date of such rights or warrants.

4. Ordinary Dividends. In the event of any increase or decrease on or after , 2005 in the regular quarterly cash dividend payable to holders of Nuveen Stock relative to the Base Quarterly Dividend (as defined below), the exchange ratio will be adjusted as of the related ex-dividend date for such quarterly cash dividend.

The new exchange ratio will equal the prior exchange ratio times a fraction:

The numerator of this fraction will be:

The Base Closing Price minus the Base Quarterly Dividend.

The denominator of this fraction will be:

The Base Closing Price minus the amount per share of such dividend or distribution.

For purposes of this calculation the “Base Quarterly Dividend” means a quarterly dividend of $.18 per share. The amount of the Base Quarterly Dividend is subject to adjustment in a manner inversely proportional to any adjustment to the exchange ratio in the case of any stock split or reverse stock split described in paragraph 1 or any stock dividend or distribution described in paragraph 2.

For purposes of this calculation, the “Base Closing Price” means the closing price of Nuveen Stock on the trading day preceding the ex-dividend date for the payment of such cash dividend.

The “ex-dividend date” means the day on and after which transactions in Nuveen Stock on an organized securities exchange or trading system no longer carry the right to receive the cash dividend or other cash distribution.

5. Other Cash or Non-Cash Dividends.

(a) If a cash dividend or distribution (excluding any dividends or distributions described in paragraph 4 (including a regular quarterly dividend equal to the Base Quarterly Dividend) or paragraph 6) occurs with respect to Nuveen Stock, the exchange ratio with respect to Nuveen Stock will be adjusted on the ex-dividend date with respect to such cash dividend or distribution.

The new exchange ratio will equal the product of the then current exchange ratio and a fraction:

The numerator of this fraction will be the Base Closing Price.

The denominator of this fraction will be the Base Closing Price minus the cash dividend or distribution.

For purposes of this calculation, the “Base Closing Price” means the closing price of Nuveen Stock on the trading day preceding the ex-dividend date for the payment of such cash dividend or distribution.

(b) If a non-cash dividend or distribution (excluding any dividends or distributions described in paragraph 2, paragraph 3 or paragraph 6) occurs with respect to Nuveen Stock, the exchange ratio with respect to Nuveen Stock will be adjusted on the ex-dividend date with respect to such non-cash dividend or distribution.

The new exchange ratio will equal the product of the then current exchange ratio and a fraction:

The numerator of this fraction will be the Base Closing Price.

The denominator of this fraction will be the Base Closing Price minus the full cash value of the non-cash dividend or distribution.

For purposes of this calculation, the “Base Closing Price” means the closing price of Nuveen Stock on the trading day preceding the ex-dividend date for the payment of such non-cash dividend or distribution.

To the extent a dividend or distribution is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on Nuveen Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 6 below shall cause an adjustment to the exchange ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 6, as applicable.

6. Reorganization Events. Any of the following shall constitute a “Reorganization Event”:

(i) Nuveen’s stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Nuveen,

(ii) Nuveen or any surviving entity or subsequent surviving entity of Nuveen (a “Nuveen Successor”) has been subject to a merger, combination or consolidation and is not the surviving entity,

(iii) Nuveen or any Nuveen Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above),

(iv) Nuveen or any Nuveen Successor is liquidated,

(v) Nuveen or any Nuveen Successor issues to all of its shareholders equity securities of an issuer other than Nuveen (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-off Event”), or

(vi) all of the outstanding shares of Nuveen Stock are acquired pursuant to a tender offer, exchange offer or going private transaction.

If any Reorganization Event occurs, in each case as a result of which the holders of Nuveen Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a “Marketable Security”), other securities or other property, assets or cash, including (i) in the case of the issuance of tracking stock, the reclassified share of Nuveen Stock, (ii) in the case of a Spin-off Event, the share of Nuveen Stock with respect to which the spun-off security was issued, and (iii) in the case of any other Reorganization Event where Nuveen Stock continues to be held by the holders receiving such distribution, the Nuveen Stock (collectively “Exchange Property”), the amount payable per each security with respect to any valuation date following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be adjusted to provide that each holder of a security may receive Exchange Property or, at our option, the cash value of such Exchange Property on the maturity date.

Following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock), the method of determining the exchange price used to calculate the exchange amount on any valuation date will be adjusted so that the exchange price will mean the Transaction Value as of the valuation date.

“Transaction Value” at any valuation date means the sum of:

(i) for any cash received in any such Reorganization Event, the amount of cash received per share of Nuveen Stock as adjusted by the exchange ratio at the time of such Reorganization Event,

(ii) for any property other than cash or Marketable Securities received in any such Reorganization Event, the market value, as determined by the calculation agent, as of the date of receipt, of such Exchange Property received for each share of Nuveen Stock, as adjusted by the exchange ratio at the time of such Reorganization Event, and

(iii) for any Marketable Securities received in any such Reorganization Event, an amount equal to the closing price per share, as of such valuation date, of such security multiplied by the quantity of such security received for each share of Nuveen Stock, as adjusted by the exchange ratio at the time of such Reorganization Event (and as the exchange ratio for such Marketable Security may have been subsequently adjusted to and including the applicable valuation date as described below).

Reorganization Event Acceleration if 100% Cash Consideration. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the securities will be deemed to be accelerated (a “Reorganization Event Acceleration”) to the third business day immediately following the date on which such cash is distributed to holders of Nuveen Stock (the “date of acceleration”).

On such date of acceleration holders will receive for each security in lieu of any Nuveen Stock and as liquidated damages in full satisfaction of ML&Co.’s obligations under the securities an amount of cash equal to:

(a) if the Transaction Value is less than the initial price, the Transaction Value,

(b) if the Transaction Value is less than or equal to the Threshold Appreciation Price but is greater than or equal to the initial price, the original issue price, and

(c) if the Transaction Value is greater than the Threshold Appreciation Price, the product of the Threshold Participation Factor and the Transaction Value,
          plus, in each case, accrued but unpaid interest to but excluding the date of acceleration.

If Exchange Property consists of more than one type of property and we do not elect to deliver cash with respect to any valuation date, we will deliver to the trustee for the benefit of the holders of the securities a pro rata share of each such type of Exchange Property. We expect that such Exchange Property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants. If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component. In the event Exchange Property consists of Marketable Securities, those Marketable Securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 6, except that the calculation agent may make any modifications to such adjustments as it may reasonably determine.

For purposes of paragraph 6 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.
          Following the occurrence of any Reorganization Event referred to in paragraph 6 above, (i) references to “Nuveen Stock” under “— No Fractional Shares,” “— Exchange at Maturity — Exchange Amount” and “— Market Disruption Event” shall be deemed to also refer to any other security received by holders of Nuveen Stock in any such Reorganization Event, and (ii) all other references in this prospectus supplement to “Nuveen Stock” shall be deemed to refer to the Exchange Property into which the securities are thereafter exchangeable and references to a “share” or “shares” of Nuveen Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.
          If the closing price is no longer available for Nuveen Stock for whatever reason, including the liquidation of Nuveen or the subjection of Nuveen to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Nuveen Stock will equal zero for so long as no closing price is available.
          The exchange ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the exchange ratios with respect to any Nuveen Stock or Exchange Property will be made up to the close of business on the final valuation date.
          No adjustments to the exchange ratio or method of calculating the exchange ratio will be required other than those specified above. The adjustments specified above do not cover all events that could affect the closing price of Nuveen Stock, including, without limitation, a partial tender or exchange offer for Nuveen Stock, offerings of Nuveen Stock by Nuveen for cash or in connection with acquisitions or sales of Nuveen Stock by St. Paul Travelers.
          The calculation agent shall be solely responsible for the determination and calculation of any adjustments to the exchange ratio or of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 6 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.
          The calculation agent will, upon the occurrence of an event that requires an adjustment to the exchange ratio or the occurrence of a Reorganization Event (or, in either case, if we are not aware of such occurrence, as soon as practicable after becoming so aware), promptly notify the trustee and DTC as holder of the securities in writing of the occurrence of such event including a statement setting forth the factors by which the exchange ratio is to be adjusted.
Market Disruption Event
          A “market disruption event” means, with respect to Nuveen Stock:

(i) a suspension, absence or material limitation of trading of Nuveen Stock on the primary market for Nuveen Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Nuveen Stock as a result of which the reported trading prices for Nuveen Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Nuveen Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the securities.
          For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the “Commission”) of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Nuveen Stock by the primary securities market trading such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Nuveen Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Nuveen Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.
Acceleration Upon an Event of Default
          In case an event of default by ML&Co. with respect to the securities shall have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities (an “Event of Default Acceleration”) shall be determined by the calculation agent and shall be an amount equal to the sum of the exchange amounts (in each case using the cash value of such exchange amount) for each of thirty valuation dates, plus accrued but unpaid interest to but excluding the date of acceleration. For purposes of determining the exchange amounts, the acceleration date will be the first valuation date and the subsequent valuation dates will be the first twenty-nine trading days on which no market disruption event shall have occurred immediately following such date of acceleration.
Book-Entry, Delivery and Form
          The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, the “depositary” or “DTC,” and registered in the name of Cede & Co., the depositary’s nominee.
          The depositary has advised ML&Co. as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participant’s accounts, eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
          Purchases of the securities under the depositary’s system must be made by or through its direct participants, which will receive a credit for the securities on the depositary’s records. The ownership interest of each actual purchaser of each security (the beneficial owner ) is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except in the event that use of the book-entry system for the securities is discontinued.
          To facilitate subsequent transfers, all securities deposited with the depositary are registered in the name of the depositary’s partnership nominee, Cede & Co, or such other name as may be requested by the depositary. The deposit of securities with the depositary and their registration in the name of Cede & Co. or such other nominee of the depositary do not effect any change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the securities; the depositary’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
          Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
          Neither the depositary nor Cede & Co. (nor such other nominee of the depositary) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with the depositary’s procedures. Under its usual procedures, the depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.
          Payments in respect of the principal of and interest on the securities will be made to Cede & Co or such other nominee as may be requested by the depositary. The depositary’s practice is to credit direct participants accounts upon the depositary’s receipt of funds and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name, and will be the responsibility of such participant and not of the depositary or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of and interest on the securities to Cede & Co. or such other nominee as may be requested by the depositary is the responsibility of us or of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
          The depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained by us within 60 days, security certificates are required to be printed and delivered. See “Forms of Securities — Global Securities” in our prospectus.
          We may decide to discontinue use of the system of book-entry transfers through the depositary or any successor depositary. We understand, however, that under its current practices, the depositary would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. See “Forms of Securities — Global Securities” in our prospectus.
          According to the depositary, the foregoing information relating to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
          The information in this section concerning the depositary and depositary’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. The depositary may change or discontinue the foregoing procedures at any time.
Notices
          Notices to holders of the securities will be given by mailing the notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon our books. Notices given to the depositary, as holder of the registered global securities, will be passed on to the beneficial owners of the securities in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

UNITED STATES FEDERAL INCOME TAXATION
          Set forth in full below is the opinion of Sidley Austin Brown & Wood llp, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities (except to the extent specifically discussed below), dealers in securities or currencies, persons holding securities as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). If a partnership holds the securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the securities should consult their tax advisors. Moreover, all persons considering the purchase of the securities should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the securities arising under the laws of any other taxing jurisdiction.
          As used herein, the term “U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a security is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a security that is not a U.S. Holder.
General
          There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the securities or of securities with terms substantially the same as the securities. Accordingly, the proper U.S. federal income tax characterization and treatment of the securities is uncertain. Pursuant to the terms of the securities, ML&Co. and every holder of a security agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize each security for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the security and bearing stated interest at the stated interest rate for the security (the “Interest Rate”) and (ii) a contract (the “Forward Contract”) pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. on the maturity date in exchange for the right to receive a variable number of shares of Nuveen Stock (subject to ML&Co.’s right to elect cash settlement). In the opinion of Tax Counsel, such characterization and tax treatment of the securities, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. Furthermore, based on ML&Co.’s determination of the relative fair market values of the Components at the time of issuance of

the securities, ML&Co. will assign $          of the original issue price of the securities to the Debt Instrument and will assign $          of the original issue price of the securities to the Forward Contract. Based upon the foregoing, a U.S. Holder who acquires a security in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for $          and as having received an initial payment (the “Initial Forward Contract Payment”) with respect to the Forward Contract in an amount equal to $          . Except as otherwise described below, the initial payment (or appropriate portion thereof, as more fully described below) deemed to have been received by a U.S. Holder with respect to the Forward Contract (i.e., the Initial Forward Contract Payment) should only be taken into account by the U.S. Holder as an additional amount realized with respect to the Forward Contract upon the sale or other disposition of the securities by the U.S. Holder (including a retirement of the securities prior to the maturity date) or on the maturity date (which would reduce the U.S. Holder’s tax basis in any shares of Nuveen Stock received thereby or, to the extent cash is received by the U.S. Holder, increase the amount of gain or decrease the amount of loss realized with respect to the Forward Contract). ML&Co.’s allocation of the original issue price will be binding on a U.S. Holder of a security, unless the U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.’s. The treatment of the securities described above and ML&Co.’s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the securities.
          Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a security (including alternative characterizations of a security) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. federal income tax purposes.
Tax Treatment of a security
          Interest on the Debt Instrument. As described above, the Debt Instrument is treated as bearing interest at a stated rate of      % per annum (i.e., the Interest Rate), which is payable quarterly beginning on July 15, 2005. A U.S. Holder will include “qualified stated interest” equal to the stated interest on the security in income in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes (subject to the bond premium rules). Based on ML&Co.’s determination set forth above, the U.S. Holder’s tax basis in the Debt Instrument will initially be $          .
          Settlement of the Forward Contract. The proper U.S. federal income tax treatment of the receipt of the exchange amount (whether paid in shares of Nuveen Stock or cash) is uncertain. ML&Co. and every holder of a security agree (in the absence of an administrative determination or judicial ruling to the contrary) to take the position that, pursuant to the terms of the Forward Contract, on each valuation date a U.S. Holder will have applied an amount (the “Allocable Forward Contract Payment Amount”) equal to one-thirtieth of an amount equal to the difference between (i) the principal amount of the Debt Instrument and (ii) the Initial Forward Contract Payment toward the purchase of a number of shares of Nuveen Stock equal to the exchange amount for each such valuation date (subject to ML&Co.’s right to elect cash settlement). Under this treatment, the proper method for allocating the Allocable Forward Contract Payment Amount among any shares (including fractional shares) of Nuveen Stock and cash which constitutes the exchange amount relating to any particular valuation date is uncertain. ML&Co. intends to take the position that the Allocable Forward Contract Payment Amount should be allocated among such shares (including fractional shares) of Nuveen Stock and cash based upon the relative fair market value of shares of Nuveen Stock as of the applicable valuation date.

          Under this treatment, a U.S. Holder should be treated as having purchased the exchange amount relating to any particular valuation date at the time that the exchange amount is irrevocably delivered to the trustee for the benefit of the holders of the securities, even though the exchange amount will not be delivered to the U.S. Holder until the maturity date. A U.S. Holder should not be required to recognize any gain or loss with respect to any shares of Nuveen Stock received pursuant to the Forward Contract. However, a U.S. Holder should be required to recognize gain or loss with respect to any cash received in lieu of fractional shares of Nuveen Stock. The amount of that gain or loss would be equal to the difference, if any, between the amount of cash received in lieu of fractional shares of Nuveen Stock and the portion of the Allocable Forward Contract Payment Amount that is allocable to those fractional shares of Nuveen Stock (as described above). Any such gain or loss would be treated as short-term capital gain or loss. A U.S. Holder’s tax basis in the shares of Nuveen Stock received thereby should be equal to the portion of the Allocable Forward Contract Payment Amount that is allocable to such shares of Nuveen Stock less the portion of such Forward Contract Payment Amount that is allocable to any fractional shares of Nuveen Stock (each as described above). A U.S. Holder’s holding period for the shares of Nuveen Stock would begin on the day immediately following the day on which the exchange amount is irrevocably delivered to the trustee for the benefit of the holders of the securities. Alternatively, pursuant to this agreed upon treatment, to the extent that a U.S. Holder receives cash (other than cash in lieu of fractional shares of Nuveen Stock, as described above, and other than payments of interest on the securities), ML&Co. and every holder of a security agree to treat the receipt of such cash as a taxable event. Under this treatment, a U.S. Holder should be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received by the U.S. Holder and the portion of the Allocable Forward Contract Payment Amount that is allocable to such cash (as described above). Moreover, pursuant to this agreed upon treatment, ML&Co. and every holder of a security agree to treat any such gain or loss as long-term or short-term capital gain or loss (depending upon the U.S. Holder’s holding period for the security). The deductibility of capital losses is subject to certain limitations.
Sale, Exchange or Early Retirement of the securities
          Upon a sale or exchange of a security prior to the maturity date of the securities, or upon the retirement of a security prior to the maturity date upon the occurrence of an event of default acceleration or a reorganization event acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between (or the sum of) the amount realized on that sale, exchange or retirement (as allocated among the Components in accordance with their relative fair market values) and such U.S. Holder’s tax basis in the Components deemed so sold, exchanged or retired. Any such gain or loss would generally be long-term or short-term capital gain or loss (depending on the U.S. Holder’s holding period for the security). Based upon the treatment of the securities described above, if a U.S. Holder sells, exchanges or otherwise disposes of a security prior to the maturity date and subsequent to any date on which exchange property has been irrevocably delivered to the trustee for the benefit of the holders of the securities, the U.S. Holder should be treated as having also sold, exchanged or otherwise disposed of the exchange amount so previously delivered to the trustee. In such event, a U.S. Holder’s initial negative tax basis (i.e., the Initial Forward Contract Payment) would be increased by the portion of any Allocable Forward Contract Payment Amount that was previously allocated to the exchange amount previously delivered to the trustee. To the extent that a U.S. Holder recognizes gain or loss in respect of any shares of Nuveen Stock deemed to have been sold or exchanged upon the sale or exchange of a security, such gain or loss will be short-term capital gain or loss. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Debt Instrument, which would be taxed as described under “Tax Treatment of a security — Interest on the Debt Instrument” above.

Delivery of Nuveen Stock to Trustee Prior to any Valuation Date
          The discussion above assumes that there is no irrevocable delivery of Nuveen Stock to the trustee prior to any valuation date for the benefit of the holders of the securities. In the event that an irrevocable delivery of Nuveen Stock is made to the trustee for the benefit of the holders of the securities prior to any valuation date, ML&Co. intends to take the position that the U.S. Holder of the security will be treated, for U.S. federal income tax purposes, as having received and owned the Nuveen Stock once the Nuveen Stock is delivered to the trustee even though such Nuveen Stock and any income thereon will not be delivered to the holder by the trustee until the maturity date. The U.S. Holder would not recognize any gain or loss with respect to the receipt by the trustee of the Nuveen Stock. U.S. Holders should consult their own tax advisors regarding the tax consequences of such event (including the amount of tax basis allocable to Nuveen Stock and the effect of such event on the sale or exchange of the securities).
Premium
          If a U.S. Holder purchases the Debt Instrument for an amount that is greater than the sum of all amounts payable on the Debt Instrument after the purchase date other than payments of qualified stated interest (i.e., the principal amount), a U.S. Holder will be considered to have purchased the Debt Instrument with “amortizable bond premium” equal in amount to that excess. A U.S. Holder may elect to amortize that premium using a constant yield method over the remaining term of the Debt Instrument and may offset interest otherwise required to be included in respect of the Debt Instrument during any taxable year by the amortized amount of that excess for the taxable year. U.S. Holders are urged to consult their own tax advisors regarding the application of these special rules. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which that election applies and may be revoked only with the consent of the IRS.
Possible Alternative Tax Treatments of an Investment in a security
          Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a security under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).
          ML&Co. will take the position that the CPDI Regulations do not apply to the securities. If the IRS were successful in asserting that the CPDI Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a “comparable yield” on the issue price, regardless of the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. In addition, the CPDI Regulations require that a projected payment schedule, which results in such a “comparable yield,” be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of the shares of Nuveen Stock on the maturity date). Furthermore, any gain realized with respect to a security (including any gain attributable to the value of shares of Nuveen Stock received on the maturity date) would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder’s prior ordinary income inclusions (which were not previously reversed) with respect to the security.
          Even if the CPDI Regulations do not apply to the securities, other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which may also affect the timing and the character of the income or loss with respect to the securities. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a security.
Constructive Ownership Law
          Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to the securities. If Section 1260 of the Code were to apply to the securities in the future, however, the effect on a U.S. Holder of a security would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale, exchange, retirement or maturity of a security (or upon the sale of any shares of Nuveen Stock received thereon) as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a security.
Unrelated Business Taxable Income
          Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization of the securities is uncertain. Nevertheless, in general, if the securities are held for investment purposes, the amount of income or gain, if any, realized over the term of the securities, on the maturity date or upon a sale, exchange or retirement of a security prior to the maturity date, or any income that would accrue to a holder of a security if the securities were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a security constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a security to purchase the security, all or a portion of any income or gain realized with respect to such security may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the securities should be aware that whether or not any income or gain realized with respect to a security which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the securities that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the securities.
Non-U.S. Holders
          In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the securities subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a security by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) that gain is not effectively connected with a United States trade or business of that non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, that individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and that individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.
          As discussed above, ML&Co. intends to take the position that a holder of a security will be treated for U.S. federal income tax purposes, as having received and owned any shares of Nuveen Stock once the shares of Nuveen Stock are irrevocably delivered to the trustee for the benefit of the holders of the securities, even though the shares of Nuveen Stock (and the income thereon) will not be delivered to the holder by the trustee until the maturity date. Accordingly, if dividends are paid on the shares of Nuveen Stock that are deemed to be held by a Non-U.S. Holder, such dividends will be subject to applicable United States withholding taxes.
Backup Withholding and Information Reporting
          A beneficial owner of a security may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a security may also be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA MATTERS
          Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.
          In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also Plans ). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of their affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.
          The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).
          Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan s investment in the entity (a Plan Asset Entity ) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).
          Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.
          In addition to considering the consequences of holding the securities, employee benefit plans subject to ERISA or insurance companies deemed to be investing ERISA plan assets (or other governmental or church plans subject to similar regulation, as described above) purchasing the securities should also consider the possible implications of owning Nuveen Stock upon exchange of the securities at maturity. Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

UNDERWRITING
          Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2005 (the “underwriting agreement”), the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives (the “underwriters”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the securities set forth opposite their names below:

Number of
Underwriter	Securities

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Morgan Stanley & Co. Incorporated

Total	$350,000,000
          The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the securities are subject to the approval of certain legal matters by their counsel and to certain other conditions related to ML&Co. and/or Nuveen, including that there has been no material adverse change in our or Nuveen’s financial condition or in the financial markets. The underwriters are obligated to take and pay for all of the securities if any securities are taken.
          The underwriters initially propose to offer the securities at the public offering price set forth on the cover page hereof plus accrued interest, if any. The underwriters are receiving a commission of $           per security from St. Paul Travelers. The underwriters may allow a concession not in excess of $           per security to certain dealers and those dealers may reallow a concession not in excess of $           per security to certain other dealers. After the initial offering of the securities, the offering price and other selling terms may from time to time be varied by the underwriters.
          An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated expects to enter into a forward sale agreement in connection with this offering of securities pursuant to which it will agree to purchase 6,585,526 shares of Nuveen Stock at a price per share, calculated at a discount, reflecting costs associated with the issuance of the securities. See “Use of Proceeds and Hedging” in this prospectus supplement.
          The aggregate proceeds to ML&Co. are set forth on the cover page hereof before deducting our expenses in offering the securities. We estimate that we will spend approximately $               for printing, rating agency, trustee’s and legal fees and other expenses allocable to the offering.
          We and Nuveen have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.
          Purchasers of the securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.
          This prospectus may be used by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates in connection with offers and sales of the securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may act as principal or agent in such transactions.
          Merrill Lynch, Pierce, Fenner & Smith Incorporated is a wholly-owned subsidiary of ours. Merrill Lynch, Pierce, Fenner & Smith Incorporated’s participation in the offering of the securities will be conducted in compliance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.
          The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

          In order to facilitate the offering of the securities, the stabilizing manager may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or Nuveen Stock. Specifically, the stabilizing manager may sell more securities than it is obligated to purchase in connection with the offering of the securities, creating a naked short position for its own account. The stabilizing manager must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the stabilizing manager is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase securities in the offering. As an additional means of facilitating the offering of securities, the stabilizing manager may bid for, and purchase, securities or Nuveen Stock in the open market to stabilize the price of these securities. Finally, the stabilizing manager may also reclaim on behalf of the underwriting syndicate selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the stabilizing manager repurchases previously distributed securities to cover short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The stabilizing manager is not required to engage in these activities, and may end any of these activities at any time. MLPF&S, and its agents, will act as the stabilizing manager with respect to the securities and Nuveen Stock.
VALIDITY OF SECURITIES
          The validity of the securities will be passed upon for ML&Co. by Sidley Austin Brown & Wood llp and for the underwriters by Davis Polk & Wardwell and by Sullivan & Cromwell LLP.
EXPERTS
          The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 2, 2005, which reports (1) express an unqualified opinion on the financial statement and financial statement schedule, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing
WHERE YOU CAN FIND MORE INFORMATION
ML&Co.
          We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
          We have filed a registration statement on Form S-3 with the SEC covering the securities which are referred to as STRYPES and other securities. For further information on ML&Co. and the securities, you should refer to our registration statement and its exhibits. The prospectus of ML&Co. accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.
          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus of ML&Co.. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
          You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.
Nuveen Investments, Inc.
          Nuveen is required to file certain information with the SEC pursuant to the Exchange Act, which information can be located at the SEC’s facilities or accessed through the SEC’s web site by reference to SEC file number 001-11123. You may also inspect Nuveen’s SEC reports and other information at the NYSE. In addition, information regarding Nuveen may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information or reports.

PROSPECTUS
Merrill Lynch & Co., Inc.
Structured Yield Product Exchangeable for Stocksm
STRYPESsm

Offering of the STRYPES:

•	We will offer from time to time our STRYPES, which are senior debt securities of ML&Co. that are exchangeable into the common stock or other securities of an unaffiliated company.

•	We will offer the STRYPES in series and on terms determined by market conditions at the time of sale. We will describe these terms in the prospectus supplement used to offer the specific series of STRYPES.

•	Each series of STRYPES may be listed on a national securities exchange described in the prospectus supplement.
Distributions at Maturity:

•	On the stated maturity date of each series of STRYPES, or any earlier date described in the applicable prospectus supplement, we will pay and discharge the STRYPES by delivering to you a number of shares of common stock or other securities of an unaffiliated company or property determined in accordance with a payment formula all as described in the prospectus supplement.

•	Instead of delivering shares of common stock or other securities or property, we may deliver cash, or a combination of cash and the common stock or other securities, with an equal value.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this prospectus is March 25, 2005.

sm Service mark of Merrill Lynch & Co., Inc.

MERRILL LYNCH & CO., INC.
          We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Investment Managers, L.P., Merrill Lynch Investment Managers Limited, Merrill Lynch Bank U.S.A., Merrill Lynch Bank & Trust Co., Merrill Lynch International Bank Limited, Merrill Lynch Japan Securities Co., Ltd., Merrill Lynch Canada, Inc. and Merrill Lynch Insurance Group, Inc., provides investment, financing, advisory, insurance, and related products and services on a global basis, including:

•	securities brokerage, trading and underwriting;

•	commodities trading;

•	investment banking, strategic services (including mergers and acquisitions) and other corporate finance advisory activities;

•	wealth management products and services, including financial, retirement and generational planning;

•	asset management and investment advisory services and related record keeping services;

•	origination, brokerage, dealer and related activities in swaps, options, forwards, exchange-traded futures, other derivatives and foreign exchange products;

•	securities clearance, settlement financing services and prime brokerage;

•	equity, debt, foreign exchange and economic research;

•	private equity and other principal investment activities;

•	banking, trust and lending services, including deposit taking, commercial and mortgage lending and related services; and

•	insurance and annuity sales and annuity underwriting services.
          We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.
          Our principal executive office is located at 4 World Financial Center, New York, New York 10080; our telephone number is (212) 449-1000.
          If you want to find more information about us, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in this prospectus.
          In this prospectus, “ML&Co.”, “we”, “us” and “our” refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of all the securities offered under this prospectus.
USE OF PROCEEDS
          We intend to use the net proceeds from the sale of the STRYPES for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of STRYPES. Our general corporate purposes may include financing the activities of our subsidiaries, financing our assets and those of our subsidiaries, lengthening the average maturity of our borrowings and financing acquisitions. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to lengthen the average maturity of our borrowings. To the extent that STRYPES being purchased for resale by our subsidiary Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to in this prospectus as MLPF&S, are not resold, the aggregate proceeds that we and our subsidiaries would receive would be reduced.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
          The following table sets forth our ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Year Ended Last Friday in December

	1999	2000	2001	2002	2003	2004

Ratio of earnings to fixed charges	1.26	1.27	0.99	1.23	1.63	1.51
Ratio of earnings to combined fixed charges and preferred stock dividends	1.26	1.26	0.98	1.23	1.62	1.50
          For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes, excluding undistributed earnings (loss) from equity investees, and fixed charges, excluding amortization of capitalized interest and preferred security dividend requirements. “Fixed charges” consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries and capitalized interest.
          For the 2001 fiscal year, earnings were insufficient to cover fixed charges and combined fixed charges and preferred dividend requirements by $235 million and $289 million, respectively.
DESCRIPTION OF THE STRYPES
          Each issue of STRYPES will be a series of senior debt securities of ML&Co. to be issued under an indenture (the “1983 Indenture”), dated as of April 1, 1983, as amended and restated, between ML&Co. and JPMorgan Chase Bank, N.A., as trustee. For each series of STRYPES, ML&Co. and the trustee will enter into a supplemental indenture which will further amend and supplement the 1983 Indenture. Any supplemental indenture relating to a specific series of STRYPES and the 1983 Indenture are collectively referred to as the indenture. The following summary of the material provisions of the indenture is not complete and is qualified in its entirety by reference to the indenture.
Terms of the STRYPES
          The supplemental indenture will provide that ML&Co. may issue STRYPES of the related series from time to time under the indenture, up to a specified aggregate issue price, upon the satisfaction of certain conditions before issuance. The supplemental indenture will establish the terms of the related series of STRYPES, including:

•	the issue price per STRYPES;

•	the date on which the STRYPES will mature;

•	the consideration deliverable or payable with respect to each STRYPES, whether at maturity or upon earlier acceleration, and the formula or other method by which the amount of any consideration deliverable or payable will be determined;

•	any fixed or variable rate or rates per annum;

•	the interest payment dates;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	any sinking fund requirements;

•	whether the STRYPES are denominated or provide for payment in United States dollars or a foreign currency or units of two or more foreign currencies;

•	whether and under what circumstances ML&Co. will pay additional amounts (“Additional Amounts”) under any STRYPES held by a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether ML&Co. has the option to redeem the affected STRYPES rather than pay any Additional Amounts;

•	the title and series designation;

•	whether the STRYPES are to be issued in global form;

•	the obligation of ML&Co. to pay and discharge the STRYPES at maturity by delivery of a number of shares of common stock or other securities or property (the “Underlying Securities”) of an unaffiliated corporation or cash or a combination of cash and Underlying Securities with an equal value; and

•	the formula or other method by which the consideration deliverable or payable at maturity of the STRYPES or any earlier date will be determined and the terms and conditions upon which any payment and discharge of the STRYPES will be effected.

          The terms of the specific series of STRYPES being offered including special U.S. federal income tax, accounting and other considerations applicable to instruments such as the STRYPES, will be described in the applicable prospectus supplement.
          Under the indenture, ML&Co., without the consent of holders of any STRYPES, is permitted to issue STRYPES with terms different from those of STRYPES previously issued and to reopen a previous series of STRYPES and issue additional STRYPES of that series.
          Issue price and interest, premium and Additional Amounts, if any, and Underlying Securities will be payable or deliverable in the manner, at the places and subject to the restrictions set forth in the indenture, the applicable supplemental indenture, the form of the STRYPES and the applicable prospectus supplement, provided that payment of any interest and any Additional Amounts may be made at the option of ML&Co. by check mailed to the holders of registered STRYPES at their registered addresses.
          Holders may present the STRYPES for exchange, and may present registered STRYPES for registration of transfer, in the manner, at the places and subject to the restrictions set forth in the indenture, the applicable supplemental indentures, the form of the STRYPES and the applicable prospectus supplement. There will be no service charge for any registration of transfer or exchange of STRYPES, but ML&Co. may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
Ranking
          The STRYPES will be unsecured obligations and will rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. Because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of the STRYPES, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize the claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Securities Exchange Act of 1934 and under rules of exchanges and other regulatory bodies.

Merger and Consolidation
          ML&Co. may consolidate or merge with or into any other person and ML&Co. may sell, lease or convey all or substantially all of its assets to any person, provided that:

•	the resulting person, if other than ML&Co., is a person organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.’s obligations to:

•	pay or deliver the Underlying Securities, cash with an equal value or a combination of both in respect of, any interest and Additional Amounts on, and any other amounts payable with respect to, the STRYPES of each series; and

•	perform and observe all of ML&Co.’s obligations under the indenture, and

•	ML&Co. or the successor person, as the case may be, is not, immediately after any consolidation or merger, in default under the indenture.
Limitations Upon Liens
          ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume or incur any indebtedness for borrowed money secured by a pledge, lien or security interest in, other than any liens specifically permitted by the indenture, the Voting Stock of any Significant Subsidiary, unless the outstanding STRYPES are secured equally and ratably with the secured indebtedness.
          “Voting Stock” is defined in the indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered Voting Stock whether or not the event has happened.
          “Significant Subsidiary” is defined in the indenture as any majority-owned subsidiary the consolidated net worth of which constituted at least 15 percent of the consolidated net worth of ML&Co. as of the end of the most recently completed fiscal year.
Events of Default
          Unless otherwise specified in a prospectus supplement, each of the following will be an Event of Default under the indenture with respect to each series of STRYPES:

•	failure to pay and discharge the STRYPES of that series with the Underlying Securities or, if ML&Co. so elects, to pay an equivalent amount in cash instead of Underlying Securities when due;

•	failure to pay the redemption price or any redemption premium with respect to any STRYPES of that series when due;

•	failure to deposit any sinking fund payment, when and as due by the terms of any STRYPES of that series;

•	failure to pay any interest on or any Additional Amounts in respect of any STRYPES of that series when due, and continuing for 30 days;

•	failure to perform any other obligation of ML&Co. contained in the indenture for the benefit of that series or in the STRYPES of that series, continuing for 60 days after written notice has been given to ML&Co. by the trustee, or to ML&Co. and the trustee by the holders of at least 10% of the aggregate issue price of the outstanding STRYPES of that series, as provided in the indenture or in the STRYPES of that series;

•	specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

•	any other Event of Default provided with respect to STRYPES of that series.
          Unless otherwise specified in a prospectus supplement, if an Event of Default occurs and is continuing for any series of STRYPES, the trustee or the holders of at least 25% in aggregate issue price of the outstanding STRYPES of that series, by notice as provided in the indenture, may declare an amount equal to the aggregate issue price (or such other amount as shall be provided in a prospectus supplement) of all the STRYPES of that series, the accrued interest on the STRYPES and all Additional Amounts payable with respect to the STRYPES of that series immediately due and payable in cash. The trustee or the holders of at least 25% in aggregate issue price of the outstanding STRYPES may declare these amounts due immediately as described in the preceding sentence without any other declaration or other action by the trustee or any holder. At any time after a declaration of acceleration, but before the trustee has obtained a judgment or decree based on acceleration, the holders of a majority of the aggregate issue price of the outstanding STRYPES of that series may, under certain circumstances, rescind and annul any acceleration if all Events of Default, other than the non-payment of the amount equal to the aggregate issue price of all the STRYPES of that series due by reason of acceleration, have been cured or waived as provided in the indenture. See “Modification and Waiver” below.
          The holders of a majority in aggregate issue price of the outstanding STRYPES of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on the trustee with respect to the STRYPES of that series, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of STRYPES of any series, unless the holders of that series shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any request or direction.
          Unless otherwise described in the applicable prospectus supplement, the STRYPES and other series of senior debt securities issued under the indenture will not have the benefit of any cross-default provisions with other indebtedness of ML&Co.
          ML&Co. will be required to furnish to the trustee annually a statement as to the fulfillment by ML& Co. of its obligations under the indenture.
Modification and Waiver
          Unless otherwise specified in a prospectus supplement, ML&Co. and the trustee may modify and amend provisions in the indenture affecting a series of STRYPES without the consent of holders for, among others, one or more of the following purposes:

•	to evidence the succession of another person to ML&Co., and the assumption by any such successor of the covenants under the indenture and the STRYPES;

•	to add to the covenants, for the benefit of the holders of all or any series of STRYPES, or to surrender any right or power conferred upon ML&Co. under the indenture;

•	to evidence and provide for the acceptance of any successor trustee with respect to the STRYPES of one or more series and to add or change any of the provisions of the indenture that is necessary to provide for or facilitate the administration of the trusts thereunder by the trustee in accordance with such indenture; or

•	to cure any ambiguity, to correct or supplement any provision in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of the STRYPES of any series or any related coupons are not adversely affected in any material respect.

          Unless otherwise specified in a prospectus supplement, ML&Co. and the trustee may modify and amend provisions in the indenture affecting a series of STRYPES with the consent of holders of at least 66 2/3% in aggregate issue price of the series of STRYPES affected. However, without the consent of each holder of any STRYPES affected, no amendment or modification to any indenture may:

•	change the maturity date or the stated maturity date or any installment of interest or Additional Amounts on any STRYPES or any premium payable on redemption, or change the redemption price,

•	reduce the amount of Underlying Securities payable with respect to any STRYPES or reduce the amount of cash, or cash and Underlying Securities, payable instead of Underlying Securities,

•	reduce the amount of interest or Additional Amounts payable on any STRYPES or reduce the amount of cash payable with respect to any STRYPES upon acceleration,

•	change the place or currency of payment of interest or Additional Amounts on, or any amount of cash payable with respect to, any STRYPES,

•	impair the right to institute suit for the enforcement of any payment on any STRYPES, including the payment of Underlying Securities with respect to any STRYPES,

•	reduce the percentage of the aggregate issue price of outstanding STRYPES of that series, the consent of whose holders is required to modify or amend the indenture,

•	reduce the percentage of the aggregate issue price of outstanding STRYPES of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

•	modify the provisions with respect to modification and waiver.
          Except as provided in the indenture, no modification of or amendment to the indenture may adversely affect the rights of a holder of any other senior debt security without the consent of each holder affected.
          The holders of a majority of the aggregate issue price of each series of STRYPES may waive compliance by ML&Co. with certain restrictive provisions of the indenture. Any past default with respect to any series of STRYPES may be waived by the holders of a majority in aggregate issue price of the outstanding STRYPES of that series, except a default:

•	in the payment of the Underlying Securities or any other amounts due and payable or deliverable under the STRYPES of that series; or

•	in respect of an obligation of ML&Co. contained in, or a provision of, the indenture which cannot be modified under the terms of that indenture without the consent of each holder of each outstanding series of STRYPES affected.
Governing Law
          The indenture and the STRYPES will be governed by, and construed in accordance with, the laws of the State of New York.
PLAN OF DISTRIBUTION
          ML&Co. may sell STRYPES to the public solely through MLPF&S or through a syndicate of underwriters of which MLPF&S is a member. The accompanying prospectus supplement describes the terms of the STRYPES being offered, including the public offering or purchase price, any discounts and commissions to be allowed or paid, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the

STRYPES will be listed. Under certain circumstances, ML&Co. may repurchase STRYPES and reoffer them to the public as set forth above. ML&Co. may also arrange for repurchases and resales of the STRYPES by dealers.
          MLPF&S may use this prospectus for offers and sales related to market-making transactions in the STRYPES. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.
          MLPF&S, a broker-dealer subsidiary of ML&Co., is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the STRYPES. Accordingly, offerings of the STRYPES will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.
WHERE YOU CAN FIND MORE INFORMATION
          We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
          We have filed a registration statement on Form S-3 with the SEC covering the STRYPES and other securities. For further information on ML&Co. and the STRYPES, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
          The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.
          We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act (other than information in the documents that is deemed not to be filed):

•	annual report on Form 10-K for the year ended December 31, 2004; and

•	current reports on Form 8-K filed with the SEC on January 3, 2005, January 25, 2005, February 3, 2005, February 4, 2005, February 11, 2005, March 8, 2005, March 11, 2005, March 14, 2005 and March 15, 2005.
          We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this registration statement and before the effectiveness of the registration statement (other than information in the documents that is deemed not to be filed):

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.
          You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
          You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.
          You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting us in writing or by telephone at the following address: Judith A. Witterschein, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038, Telephone: (212) 670-0432.
EXPERTS
          The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 2, 2005, which reports (1) express an unqualified opinion on the financial statement and financial statement schedule, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Merrill Lynch & Co., Inc.
              % Mandatorily Exchangeable Securities due October 15, 2007
Mandatorily Exchangeable for
Shares of Class A Common Stock of NUVEEN INVESTMENTS, INC.

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
Morgan Stanley
                    , 2005